EXHIBIT 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between
                                                                                                    Docket No. 10-117-WA/RB-HC
MACATAWA BANK CORPORATION
Holland, Michigan

and

FEDERAL RESERVE BANK
  OF CHICAGO
Chicago, Illinois

          WHEREAS, Macatawa Bank Corporation, Holland, Michigan ("Macatawa"), a registered bank holding company, owns and controls Macatawa Bank, Holland, Michigan (the "Bank"), a state-chartered nonmember bank, and various nonbank subsidiaries;

          WHEREAS, it is the common goal of Macatawa and the Federal Reserve Bank of Chicago (the "Reserve Bank") to maintain the financial soundness of Macatawa so that Macatawa may serve as a source of strength to the Bank;

          WHEREAS, Macatawa and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and

          WHEREAS, on July 22, 2010, the board of directors of Macatawa, at a duly constituted meeting, adopted a resolution authorizing and directing Ronald L. Haan to enter into this Agreement on behalf of Macatawa, and consenting to compliance with each and every provision of this Agreement by Macatawa and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

          NOW, THEREFORE, Macatawa and the Reserve Bank agree as follows:

Source of Strength

          1.          The board of directors of Macatawa shall take appropriate steps to fully utilize Macatawa's financial and managerial resources, pursuant to Section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Financial and Insurance Regulation for the State of Michigan on February 22, 2010 and any other supervisory action taken by the Bank's federal or state regulator.

Dividends and Distributions

          2.          (a)          Macatawa shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the "Director") of the Board of Governors of the Federal Reserve System (the "Board of Governors").

                       (b)          Macatawa shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

                       (c)          Macatawa and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

                       (d)          All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Macatawa's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses (the "ALLL"); and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Macatawa must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

          3.          (a)          Macatawa and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

                       (b)          Macatawa shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

          4.          Within 60 days of this Agreement, Macatawa shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Macatawa on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

                       (a)          The consolidated organization's and the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier I Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the FDIC;

                       (b)          the adequacy of the Bank's capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings:

                       (c)          the source and timing of additional funds necessary to fulfill the consolidated organization's and the Bank's future capital requirements;

                       (d)          supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by the FDIC; and

                       (e)          the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Macatawa serve as a source of strength to the Bank.

          5.          Macatawa shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of the consolidated organization's capital ratios fall below the approved plan's minimum ratios. Together with the notification, Macatawa shall submit an acceptable capital plan that details the steps Macatawa will take to increase the consolidated organization's capital ratios to or above the approved plan's minimums.

Cash Flow Projections

          6.          Within 30 days of this Agreement, Macatawa shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes ("Cash Flow Projection") for 2010. Macatawa shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2010 at least one month prior to the beginning of that calendar year.

Compensation

          7.          (a)          Macatawa's board of directors shall take all necessary steps to ensure that any officer, employee, or consultant has well-defined responsibilities and performs those responsibilities in exchange for reasonable compensation.

                       (b)          During the term of this Agreement, Macatawa shall not directly or indirectly pay any current or former officer, employee, or consultant unless the board of directors finds that the compensation is reasonable based on the services actually rendered.

Compliance with Laws and Regulations

          8.          (a)          In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Macatawa shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

                       (b)          Macatawa shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC's regulations (12 C.F.R. Part 359).

Progress Reports

          9.          Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Approval and Implementation of Plan

          10.          (a)          Macatawa shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 4 and 5 of this Agreement.

                        (b)          Within 10 days of approval by the Reserve Bank, Macatawa shall adopt the approved capital plan. Upon adoption, Macatawa shall promptly implement the approved plan, and thereafter fully comply with it.

                        (c)          During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

          11.          All communications regarding this Agreement shall be sent to:

(a)	Mr. Joseph J. Turk Assistant Vice President Banking Supervision & Regulation Federal Reserve Bank of Chicago 230 South LaSalle Street Chicago, Illinois 60604

(b)	Ms. Lynda Logan Director of Risk Management Macatawa Bank Corporation 10753 Macatawa Drive Holland, Michigan 49242

Miscellaneous

          12.          Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Macatawa to comply with any provision of this Agreement.

          13.          The provisions of this Agreement shall be binding upon Macatawa and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

          14.          Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

          15.          The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Macatawa, the Bank, any nonbank subsidiary of Macatawa, or any of their current or former institution-affiliated parties and their successors and assigns.

          16.          Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 23rd day of July, 2010.

MACATAWA BANK CORPORATION		FEDERAL RESERVE BANK OF CHICAGO

By:	/s/ Ronald L. Haan	By:	/s/ Joseph J. Turk
	Ronald L. Haan		Joseph J. Turk Assistant Vice President